EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), effective as of the Start Date (defined below) is by and between Christopher A. Simon (the “Executive”) and Haemonetics Corporation (the “Company”) (together, the “Parties”).
Introduction
WHEREAS, the Parties have agreed that the Executive shall serve as the President and Chief Executive Officer (the “CEO”) of the Company on the terms and conditions set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Term. The Company shall employ the Executive for a term commencing on May 16, 2016 (the “Start Date”) and continuing until the second anniversary of the Start Date unless earlier terminated pursuant to Section 5 below, provided that, on such second anniversary of the Start Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless (i) earlier terminated pursuant to Section 5 below, or (ii) either party provides written notice of its intention not to extend the term of this Agreement at least ninety (90) days prior to the applicable Renewal Date (the “Term”).
2.    Position and Duties. The Executive shall serve as the President and CEO. The Executive will be in general and active charge of the day-to-day business and affairs of the Company, and shall be its chief policy making officer (in addition to such other powers, roles and executive duties as may be prescribed by the Board or the bylaws of the Company from time to time). The Executive shall report to the Board of Directors of the Company (the “Board”). The Executive will report to and work at the Company’s headquarters, currently located at 400 Wood Road, Braintree, MA 02184.
3.    Full Time and Best Efforts. The Executive shall use his best and full efforts to promote the interests of the Company and shall devote substantially all business time to the faithful performance of his duties and responsibilities hereunder. The Executive may engage in other community and civic activities as long as such activities do not unreasonably interfere with the performance of his duties hereunder, and may also continue to serve on the boards of the entities listed on Appendix A hereto. The Executive shall not serve on any other boards during the Term without the prior approval of the Board, which shall not be unreasonably withheld.
4.    Compensation and Benefits. The Executive shall receive compensation and benefits during the Term as follows:

(a)    Base Salary. The Executive shall receive a base salary at an annual rate equal to $820,000, payable in equal installments pursuant to the Company’s normal payroll practices. Executive’s base salary will be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) for any increase.
(b)    Bonus. Executive shall be eligible to participate in the Company’s FY 2017 Worldwide Bonus Plan (the “2017 Bonus Plan”), with a target bonus potential of 100%, and a maximum bonus potential of 200%, of Executive’s base salary based on achievement of select metrics approved by the Compensation Committee, such as financial metrics and individual performance ratings, and pro-rated for the period from the Start Date through the end of the plan year. The payment of any bonus for fiscal year 2017 will be determined in accordance with the terms of the 2017 Bonus Plan, except that notwithstanding anything to the contrary stated in the 2017 Bonus Plan, the Compensation Committee may exercise any discretion reserved under the plan.
(c)    Equity Compensation.
i.Sign-On Equity Award. Executive will receive a sign-on equity award with a grant value of $1,500,000 (the “Sign-On Equity Award”) as soon as reasonably practicable following the Start Date. The award will be granted in the form of 50% performance share units (the “Sign-On PSUs”), 25% restricted stock units (the “Sign-On RSUs”) and 25% stock options (the “Sign-On Stock Options”). The Sign-On PSUs shall vest, if at all, on the last day of a three year performance period that begins on the date of grant (the “Sign-On PSU Performance Period”) conditioned upon Executive’s continued employment with the Company and the achievement of the performance conditions (the “Sign-On PSU Performance Conditions”) as set forth by the Compensation Committee in the Sign-On Equity Award. Assuming Executive’s continued employment with the Company, the Sign-On RSUs and the Sign-On Stock Options will vest over a four year period at a rate of 25% upon each of the first four anniversaries of the date of grant. The Sign-On RSUs and the exercise price of the Sign-On Stock Options will be determined by the fair market value of the Company’s common stock at the time of grant. All other terms and conditions of the Sign-On Equity Award shall be consistent with the standard equity award agreements in use by the Company on the Start Date.
ii.Annual Equity Awards. Executive will be eligible to receive annual equity awards at a time and with such terms as determined by the Compensation Committee in its discretion (each such award, an “Annual Equity Award”). The Executive will receive an initial annual equity award with a grant value of $3,750,000 at target (the “Initial Annual Equity Award”) as soon as reasonably practicable following the Start Date. The actual payout, however, may be higher or lower (or zero) as determined in accordance with the terms of the award. The Initial Annual Equity Award will be in the form of 50% performance share units, 25% restricted stock units and 25% stock options. Assuming Executive’s continued employment with the Company, the restricted stock units and stock options granted to Executive pursuant to the Initial Annual Equity Award will vest over a four year period at a rate of 25% upon each of the first four anniversaries of the date of grant. The performance share units shall vest, if at all, on the last day of a three year performance period conditioned upon Executive’s continued

employment with the Company and the achievement of the performance conditions set forth by the Compensation Committee in the Initial Annual Equity Award. All other terms and conditions of the Initial Annual Equity Award shall be consistent with the standard equity award agreements in use by the Company on the Start Date. Except as otherwise provided by the Compensation Committee, all subsequent Annual Equity Awards will be granted and will vest consistent with all other executive officer grants and vesting schedules.
iii.Matching Equity Award. If Executive chooses to make a Qualifying Purchase using his own funds, the Company will make a Matching Equity Award to Executive as soon as reasonably practicable following the Qualifying Purchase. The term “Qualifying Purchase” means the open market purchase of up to $2,000,000 of Company common stock during a five consecutive trading day period, which purchase is completed during the six-month period following the Start Date. The term “Matching Equity Award” means a grant of performance share units equal to the number of shares purchased pursuant to a Qualifying Purchase. The performance share units granted pursuant to a Matching Equity Award shall vest, if at all, on the last day of a three year performance period that begins on the date of grant conditioned upon Executive’s continued employment with the Company and the achievement of the performance conditions set forth by the Compensation Committee in the Matching Equity Award. Within thirty (30) days following the Start Date, the Compensation Committee shall establish and communicate to Executive the applicable performance conditions. Only one Qualifying Purchase by Executive shall be eligible for a Matching Equity Award.
The descriptions of Executive’s equity awards in this Section 4(c) are subject to the terms of the respective equity grant agreements and the Company’s 2005 Long-Term Incentive Compensation Plan, and are also subject to the Company’s clawback policies as amended from time to time.
Executive will be required to meet the Company’s share ownership guidelines for executives as amended from time to time which have been established to align the Company’s interests with those of its shareholders in a tangible way. Commencing on the Start Date, Executive is expected to progress towards an ownership level of five times his base salary within five years.
(d)    Benefits. The Executive shall be entitled to participate in all of the Company’s standard employee benefit plans, policies and programs as are generally available to other executive employees of the Company from time to time, in accordance with and subject to the then existing terms and conditions of such benefit plans, policies and programs. In addition, the Company shall pay for the cost of an annual physical exam for Executive to be performed by Executive’s personal physician. Executive will receive four (4) weeks of paid vacation per year, accrued on a pro-rata basis and subject to the terms of the Company’s regular vacation policies.
(e)    Expenses.
i.    The Company will reimburse Executive for the cost of (1) housing in the Boston area, up to a maximum of $7,000 per month and (2) travel between Executive’s primary residence and the Boston area, up to a maximum of $1,500 per month, subject to compliance with the Company’s reimbursement policies then in effect. This benefit will expire eighteen (18) months after the Start Date or once Executive has relocated to the Boston area, whichever is sooner.
ii.    The Company shall pay for the cost of air travel by Executive on behalf of the Company, up to the cost of a business-class fare for international air travel, the cost of a first-class fare for domestic air travel for a scheduled duration of two hours or more, and the cost of an economy-class fare for domestic air travel for a scheduled duration of less than two hours.
iii.    The Company shall reimburse Executive for the cost of attorneys’ fees incurred by Executive in connection with the preparation and negotiation of this Agreement, up to a maximum of $20,000. In addition, the Company shall reimburse Executive for the cost of attorneys’ fees incurred by Executive in connection with Executive’s efforts to enforce this Agreement, up to a maximum of $20,000.
iv.    In addition to the foregoing, Executive shall be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to compliance with the Company’s reimbursement policies then in effect.
All Company reimbursements of Executive’s expenses shall be made in the ordinary course of business and subject to compliance with the Company’s reimbursement policies then in effect and, for purposes of compliance with Section 409A (as defined in Section 23), in no event later than the end of the year following the year in which the expenses were incurred.
(f)    Relocation Assistance. As a condition of employment, Executive shall be required to relocate his primary residence to the Boston area within eighteen (18) months following the Start Date. Executive will be entitled to participate in the Company’s standard relocation package.
(g)    Withholding. The Company may withhold from compensation payable to the Executive all applicable federal, state and local withholding taxes.
5.    Termination.
(a)    General. The Executive’s employment hereunder may be terminated at any time for any reason, upon written notice from the Board. The Executive may also terminate his employment hereunder for any reason, upon sixty (60) days prior written notice to the Board.
(b)    Effects of Termination. Upon termination for any reason hereunder, the Company shall pay to the Executive any unpaid salary and accrued, unused vacation owed as of the effective date of termination. The Executive shall also be reimbursed for all expenses owed under Section 4(e) above.

(c)    Severance. In addition, the Company shall provide Executive with such severance (if any) as he may be entitled to under the terms set forth in the Executive Severance Agreement (the “Executive Severance Agreement”) or the Change in Control Agreement (the “Change in Control Agreement”) between the Company and the Executive, each effective as of the Start Date, as applicable. The Executive Severance Agreement and the Change in Control Agreement are hereby incorporated by reference. Neither the Executive Severance Agreement nor the Change in Control Agreement may be terminated by the Company for any reason for as long as Executive continues to serve as the CEO of the Company. These agreements shall be enforceable in accordance with their terms for any period following Executive’s separation from service to the Company until all payments and benefits provided thereunder, if any, have been paid or delivered in full. For the avoidance of doubt, no severance benefits shall be paid or provided by the Company to Executive under the Executive Severance Agreement, the Change in Control Agreement, or otherwise if Executive’s employment hereunder is terminated (i) by the Company for Cause or (ii) by Executive, including by Executive’s notification of the Company of Executive’s intention not to renew the term of this Agreement, absent the occurrence of Constructive Termination (as “Cause” and “Constructive Termination” are defined in the Executive Severance Agreement or Change in Control Agreement, as applicable).
6.    Confidential Information. The Executive agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and at all times thereafter:
(a)    The Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as required in connection with the performance of the Executive’s duties for the Company, and except to the extent required by law, subpoena or court order (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.
(b)    The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Executive’s duties for the Company.
(c)    Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession that contain or relate to Confidential Information and all other Company documents and property.

(d)    All Developments made by the Executive, either alone or in conjunction with others, at any time or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company. “Developments” means any and all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein that (i) relate to the business in which the Company is engaged or in which the Company intends to engage during Executive’s employment with the Company, (ii) are created or improved in whole or in part by using any Company resources, data, facilities or equipment, or (iii) are created or improved within the scope of Executive’s employment.
(e)    The Executive shall promptly disclose the Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by the Executive. Executive waives all claims to moral rights in the Developments.
Nothing in this Agreement, however, precludes the Executive from communicating with any government agency including but not limited to the Securities and Exchange Commission, the Department of Labor or the Equal Employment Opportunity Commission.
7.    Restrictive Covenants. The Executive acknowledges that (i) the services to be performed by the Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character and (ii) the provisions of this Section 7 are reasonable and necessary to protect the Company’s business, goodwill and Confidential Information. The Executive therefore agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and for a period of two years after expiration or termination of Executive’s employment with the Company for any reason whatsoever:

(a)    the Executive will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder, partner, member, investor, lender or other owner or participant in any business entity, other than the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or in which the Company plans to engage, during or at the time of termination of the Executive’s employment, anywhere in the United States or anywhere else in the world where the Company does business or plans to do business during the Executive’s employment;
(b)    the Executive will not, directly or indirectly, (i) solicit, divert or take away, or attempt to solicit, divert or take away, the business or relationship of the Company with any of its customers, clients, distributors, dealers, referral sources, business partners, suppliers, vendors, service providers, consultants, lenders, investors, landlords, licensors or attorneys or any other person or entity with whom the Company does business (collectively, “Business Partners”), or (ii) otherwise interfere with the Company’s business relationship with any of its Business Partners;
(c)    the Executive will not knowingly, directly or indirectly, solicit, recruit, hire or engage, or otherwise interfere with the business relationship of the Company with, any current or former employee of the Company, other than any person who ceased to be employed by the Company for a period of at least twelve (12) months; and
(d)    the Executive will not, directly or indirectly, assist any person or entity in performing any activity prohibited by Sections 7(a), 7(b) or 7(c).
8.    Non-Disparagement. During the Executive’s employment with the Company, whether or not under this Agreement, and at all times thereafter, the Executive will not, directly or indirectly, make any disparaging statements, written or oral, about the Company or any of its directors, officers, employees, stockholders, affiliates, managers, members, partners, agents, attorneys or representatives. This Section shall not, however, prohibit the Executive from testifying truthfully as a witness in any court proceeding or governmental investigation or from making nonpublic comments in the course of his duties as President and CEO and/or a Director of the Company.
9.    Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 6 through 8 herein could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 6 through 8 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 6 through 8 herein. In the event of such a breach, the Company shall be entitled to recover from the Executive all reasonable attorneys’ fees and costs incurred by it in connection with such breach. Additionally, if Executive violates Section 7 of this Agreement, the temporal period applicable to that Section shall be extended by the period of time during which such violation occurred.

10.    Review of Agreement; Reasonable Restrictions. The Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 6, 7, and 8 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, reputation, and Confidential Information of the Company and its affiliates, and (c) will be able to earn a satisfactory livelihood without violating this Agreement.
11.    Survival. The provisions of Sections 6 through 22 of this Agreement shall survive the Term of this Agreement and the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.
12.    Enforceability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.
13.    Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to the Executive, at the address (or to the facsimile number) shown on the records of the Company, and (b) if to the Company, to Sandra L. Jesse, Chief Legal Officer, Haemonetics Corporation, 400 Wood Road, Braintree, MA 02169, (sandra.jesse@haemonetics.com); or (c) or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.
14.    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Massachusetts. This provision may be filed with any court as written evidence of the knowing, voluntary, and irrevocable agreement between the Parties to waive any objections to jurisdiction, venue or convenience of forum.
15.    Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.
16.    Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company shall not be considered a termination of the Executive’s employment. This Agreement shall continue to be binding and enforceable in full notwithstanding any changes that may occur in the terms or conditions of the Executive’s employment with the Company.
17.    Entire Agreement. This Agreement constitutes the final and entire agreement of the Parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment, other than the Executive Severance Agreement and the Change in Control Agreement.
18.    Counterparts. This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile or electronic signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.    Interpretation. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.
20.    No Conflicting Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction that could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement. The Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to former employers or to any other person or entity with whom the Executive has or had an agreement or to whom he owes a duty to keep such information in confidence.
21.    Notification of New Employer. In the event that the Executive is no longer an employee of the Company, the Executive consents to notification by the Company to the Executive’s new employer or its agents regarding the Executive’s rights and obligations under this Agreement or any other agreement or understanding. Executive further agrees that during the two years following termination of his employment, Executive will give notice to the

Company of each new business activity Executive plans to undertake, at least (10) business days prior to beginning any such activity. The notice shall state the name and address of the person, corporation, association or other entity or organization (each, an “Entity”) for whom such activity is undertaken and the nature of Executive’s business relationship or position with the Entity. Executive further agree to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine Executive’s continued compliance with his obligations under this Agreement.
22.    Key Man Insurance. The Executive acknowledges that the Company may wish to purchase insurance on the life of the Executive, the proceeds of which would be payable to the Company or an affiliate of the Company. The Executive hereby consents to such insurance and agrees to submit to any medical examination and release of medical records required to obtain such insurance.
23.    Section 409A. The Parties intend for this Agreement to comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exception of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Executive’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event that the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (i) the Executive’s date of death, or (ii) the first day of the seventh month following the Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent any expense, reimbursement or in-kind benefit provided to the Executive constitutes nonqualified deferred compensation for purposes of Section 409A, (x) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Executive in any other calendar year, (y) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit.
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IN WITNESS WHEREOF, the Parties have executed this Agreement under seal as of the date last written below.
HAEMONETICS CORPORATION

By:    /s/ Richard Meelia
Richard Meelia
    Chairman of the Board of Directors

EXECUTIVE

/s/ Christopher A. Simon

Appendix A
Other Board Memberships
None

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